Exhibit 99.2

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Recommended Tender Offer for

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by
Nordic Telephone Company ApS

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30 November 2005

Important Information

This document does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the acceptance forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, Nordic Telephone Company ApS will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and TDC will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D–9 no later than ten business days after the date the Offer Document is mailed to TDC shareholders. Free copies of the Schedule TO, the Schedule 14D–9 and the other related documents to be filed by Nordic Telephone Company ApS and TDC in connection with this Offer will be available from the date such documents are mailed to TDC shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and the related documents will be made available to all TDC shareholders at no charge to them.  TDC shareholders are advised to read the Offer Document and the related documents when they are sent to them because they will contain important information.  TDC shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

NTC has obtained exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or financial institutions on its behalf) to make purchases of Angel Shares outside of the Tender Offer from and after the first public announcement of the Tender Offer until the end of the offer period, subject to certain conditions.  Accordingly, to the extent permissible under applicable securities laws and in accordance with normal Danish market practice, NTC, or its nominees, or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Angel shares outside the United States, other than pursuant to the Tender Offer, before or during the period in which the Tender Offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

This news release contains “forward-looking statements.” Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Angel resulting from and following the proposed transaction. These statements are based on the current expectations of NTC’s management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. NTC does not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Recommended Tender Offer in Brief

•                                          Nordic Telephone Company ApS (“NTC”) will make a cash tender offer for TDC A/S (“TDC”) at DKK 382 per share valuing TDC at DKK 76 billion

•                                          The Board of Directors of TDC has agreed to recommend that shareholders accept the tender offer (the “Recommended Tender Offer”)

•                                          NTC has been established by investment funds directly or indirectly advised or managed by Apax Partners, The Blackstone Group, Kohlberg Kravis Roberts & Co, Permira Advisers and Providence Equity Partners

•                                          The Recommended Tender Offer

•                                          has fully committed financing from Barclays Capital, CSFB, Deutsche Bank, J.P. Morgan and Royal Bank of Scotland

•                                          will, among other, be conditioned on receiving 90% acceptance, no material adverse change to TDC’s business and teleregulatory approval in Denmark

•                                          will not be conditional on financing, competition authorities’ approval or further due diligence

•                                          Following launch of the Recommended Tender Offer, Nordic Telephone Company Holding ApS intends to invite holders of TDC MTNs to sell such securities to Nordic Telephone Company Holding ApS and to solicit consent to amend certain terms of the TDC MTNs

•                                          The Recommended Tender Offer is expected to be launched on or before Monday 5 December 2005 and is expected to be settled in January 2006

The Recommended Tender Offer Represents a Significant Premium for TDC’s Shareholders

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•                                          39.3% premium to the average share price on 16 August 2005(1)

•                                          44.7% premium to the average share price over the last 3 months prior to 17 August 2005

•                                          117.0% premium(2) to the share price in SBC’s sale of 32.1% of TDC’s share capital on 10 June 2004

•                                          41.0% premium to average research analysts’ target price prior to 17 August 2005(1)

(1) The last day of trading before the date of TDC’s Stock Exchange Release commenting on an article in the press regarding possible approaches to TDC about a potential offer to buy the whole of TDC

(2) Adjusted for the dividend of DKK 12.5 per share paid by TDC on 18 March 2005

Note: Based on the daily volume weighted average share price

NTC Supports TDC’s Current Strategy

TDC strategy (extract)(1)	NTC perspective
• Focus on the growth areas of broadband solutions and mobile telephony

• Strong financial results through profitable revenue growth combined with cost efficiency and disciplined capital expenditure management

•              Views TDC as an attractive growth company – future growth organically and through acquisitions (such as Song Networks)

•              Endorses TDC’s strategy as publicly announced

•              Has high regard for management’s achievements and the organisation

•              Will implement a prudent and flexible financing structure that allows TDC to grow

• Three-tiered strategy

•              In Denmark and Switzerland, strengthen leadership through a full set of product and service offerings

•              Leverage core competencies for expansion in geographies where TDC has a presence

•              Leverage on successful business concepts with significant growth potential and limited capital requirements

(1) Source: TDC Investor Day 2005

The Investors behind NTC

Firm	Background
[LOGO]	• Raised its first European fund in 1981
• Manages or advises funds totalling $20bn globally
• Apax Europe VI closed in 2005 at €4.3bn
• 150 investment professionals across 9 countries

[LOGO]	• Established in 1985 and has 45 European Investment professionals across 8 offices
• Has since it raised the first fund in 1987 invested $11.3bn
• Raising Blackstone Capital Partners V, the world’s largest leveraged buyout fund with approximately $12.5bn of committed equity
• Has invested in over 89 companies in a variety of industries and geographies with total transaction values of approximately $115bn

[LOGO]	• Established in 1976
• Has invested in more than 130 transactions with a total value of over $162bn
• KKR is currently managing approximately $11.5bn in funds, including its second European fund and its US/Global (Millennium) Fund
• 56 investment professionals in London, New York, Menlo Park, Paris and Hong Kong

[LOGO]	• Established in 1985 and has since invested €9.0 billion in over 270 transactions primarily in Europe
• 90 professionals across seven offices, presence in the Nordic region (Stockholm)
• 18 funds raised, totalling €11bn
• Permira Europe III closed in October 2003 with commitment exceeding €5bn

[LOGO]	• Established in 1991
• Exclusively specialised in telecom and media investments with approximately $6.0bn invested in these sectors
• 39 professionals, with offices in London, Providence (RI) and New York (NY)
• Total capital under management $9.0bn, recent funds: Providence V ($4.25bn) formed 2004

All Investors have Strong Track Records of developing Telecom Companies

Firm	Selected transactions within the sector

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Summary of the Recommended Tender Offer

Shareholders	• Significant premium to the undisturbed share price

• All cash

• High deal certainty given not conditional upon

• competition authorities’ approval condition

• financing or further due diligence

• The Board of TDC recommends shareholders to accept the Tender Offer

Other stakeholders	• NTC intends to continue the strategy publicly announced by TDC together with current management

• TDC will have a prudent and flexible financing structure consistent with the growth strategy

• The investors in NTC have significant experience as owners of large companies in the telecom sector, including incumbents

• NTC recognize the importance of TDC to the Danish society and are committed to the long term development of TDC